Company Contact: Steven M. Klein Chief Financial Officer Tel: (732) 499-7200 ext. 510 FOR IMMEDIATE RELEASE

Northfield Bancorp, Inc.
Announces Quarterly Results

Avenel, New Jersey, April 24, 2008.… Northfield Bancorp, Inc., the holding company for Northfield Bank, reported net income of $5.6 million for the quarter ended March 31, 2008, compared to $4.7 million for the quarter ended March 31, 2007. Operating results for the current quarter included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance. For the quarter ended March 31, 2007, operating results included a pre-tax gain of $4.3 million ($2.4 million, net of tax) related to the sale of two branch locations and associated deposit relationships. Earnings per share for the quarter ended March 31, 2008 was $0.13. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, earnings per share for the quarter ended March 31, 2008 was $0.07 per share.

Commenting on the current quarter’s results, John W. Alexander, the Company’s Chairman, President, and Chief Executive Officer said, “We remain focused on deploying capital into high quality commercial real estate, construction, and multifamily loans. We believe that continuing to offer competitive loan products, coupled with prompt credit decisions, will lead to profitable longer-term relationships.” Mr. Alexander also said, “The Company has also implemented, and net interest income has benefited from, securities leveraging strategies with acceptable levels of interest rate and credit risk.”

Mr. Alexander’s continued, “Sadly, we recently lost a valued and long time member of the Northfield family. This person was dedicated to and exemplified Northfield’s commitment to supporting the community, and will be missed by all.”

Results of Operations

Net income for the first quarter of 2008 as compared to the first quarter of 2007 was positively affected by an increase in net interest income of $2.3 million, or 28.3%, and a decrease in income tax expense of $900,000 due to lower taxable income resulting in part from the realization of the nontaxable death benefit. Total non-interest expense declined slightly over the comparable prior year quarter. These items were partially offset by an increase in the provision for loan losses of $158,000 and a decrease in non-interest income of $2.2 million. The increase in the provision for loan losses was due primarily to loan growth, and deterioration in one impaired loan with a total outstanding principal balance of approximately $3.4 million at March 31, 2008. The decrease in non-interest income was due primarily to a gain of $4.3 million on the sale of deposits in two underperforming branches in March 2007. We had no similar transaction in 2008. The reduction in non-interest income was partially offset by the realized nontaxable death benefit of approximately $2.5 million in the quarter ended March 31, 2008.

The increase in net interest income was primarily the result of an increase in average interest-earning assets of $146.4 million, or 11.9%, coupled with an increase in the net interest margin of 38 basis points, or 14.0%, from 2.72% to 3.10% .

Average interest-earning assets increased in the first quarter of 2008 as compared to the first quarter of 2007, as average loans held-for-investment, net increased $16.3 million, or 3.9% . Average interest earning assets was also positively affected by an increase of $124.1 million, or 16.5%, in mortgage-backed securities and deposits in other financial institutions from leveraging strategies executed in the later part of 2007 and the first quarter of 2008.

The decline in market interest rates resulted in the yield on our average interest-earning assets decreasing five basis points to 5.06% for the quarter ended March 31, 2008, as compared to 5.11% for the same prior year quarter. The cost of interest-bearing liabilities also decreased by 13 basis points to 2.77% for the quarter ended March 31, 2008 as compared to 2.90% for the same prior year quarter. Average interest-bearing deposits decreased by $121.3 million in the first quarter of 2008 as compared to the prior year quarter primarily as a result of the sale of $26.6 million of deposits in two branches at the end of the first quarter of 2007, and customers using $82.4 million in deposits to purchase common stock in the Company’s initial public offering. The cost of interest-bearing deposits decreased in the first quarter of 2008 to 2.51% from 2.77% in the first quarter of 2007, as higher yielding certificates of deposits matured and were replaced by lower cost borrowings.

Financial Condition

Total assets increased to $1.5 billion at March 31, 2008, from $1.4 billion at December 31, 2007. The increase was reflective of increases in securities available-for-sale of $33.2 million, cash and due from banks of $75.6 million, and loans held-for-investment, net of $22.1 million.

Total liabilities increased to $1.1 billion at March 31, 2008, from $1.0 billion at December 31, 2007. The increase was primarily attributable to an increase in securities sold under agreements to repurchase of $126.0 million and an increase in other borrowings of $11.2 million partially offset by a decrease in deposits of $4.4 million. Although total deposits decreased during the first quarter of 2008 as compared to year-end 2007, the decrease related primarily to higher cost certificates of deposit, which decreased $19.8 million in the first quarter of 2008. This decrease was partially offset by an increase in lower cost core deposits, primarily money market and savings accounts which increased $21.0 million in the first quarter of 2008. The Company experienced a decrease in checking accounts of approximately $5.6 million in the first quarter of 2008.

Total stockholders’ equity increased to $378.0 million at March 31, 2008, from $367.3 million at December 31, 2007. The increase was primarily attributable to net income of $5.6 million for the quarter ended March 31, 2008, and an increase in other comprehensive income of $4.9 million, related primarily to unrealized gains on securities available for sale, net of tax.

Asset Quality

The Company's non-performing loans totaled $11.3 million at March 31, 2008, an increase from $9.8 million at December 31, 2007. The increase in non-performing loans from December 31, 2007, was primarily attributable to an increase in non-performing one- to four-family residential mortgage loans of $595,000, an increase of $213,000 in non-performing construction loans, and an increase of $896,000 in non-performing commercial real estate loans. These increases were partially offset by a decrease in non-performing commercial and industrial loans of $248,000.

The Company does not have any lending programs commonly referred to as sub-prime lending. Sub-prime lending generally targets borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt burden ratios. At March 31, 2008, approximately $87,000 of our mortgage-backed securities portfolio (not guaranteed by Fannie Mae or Freddie Mac) was secured by sub-prime loans. The securities were rated AAA at March 31, 2008.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

(Tables to follow)

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts)
(unaudited)

		At

Selected Financial Condition Data:	March 31, 2008		December 31, 2007

Total assets	$ 1,522,249	$ 1,386,918
Cash and due from banks	125,145		49,588
Securities available-for-sale, at estimated fair value	836,061		802,817
Securities held-to-maturity	18,347		19,686
Trading securities	3,576		3,605
Loans held for sale	120		270
Loans held-for-investment, net	446,407		424,329
Allowance for loan losses	(6,234)		(5,636)
Net loans held-for-investment	440,173		418,693
Bank owned life insurance	44,493		41,560
Non-performing loans(1)	11,313		9,834
Federal Home Loan Bank of New York stock, at cost	12,881		6,702

Securities sold under agreements to repurchase	228,000		102,000
Other borrowings	33,668		22,420
Deposits	872,800		877,225
Total liabilities	1,144,293		1,019,578
Total stockholders’ equity	377,956		367,340

	For the Three Months Ended

Selected Operating Data:	March 31, 2008	March 31, 2007

Interest income	$ 17,315	$ 15,502
Interest expense	6,724	7,244
Net interest income before provision for loan losses	10,591	8,258
Provision for loan losses	598	440
Net interest income after provision for loan losses	9,993	7,818
Non-interest income	3,399	5,602
Non-interest expense	5,986	6,026
Income before income tax expense	7,406	7,394
Income tax expense	1,801	2,701
Net income	5,605	4,693

Net income per common share(2)	$ 0.13	$ n/a

	At or for the Three Months Ended

Selected Financial Ratios:	March 31, 2008	March 31, 2007
Performance Ratios:
Return on assets (ratio of net income to average total assets) (3)	1.54%	1.48%
Return on equity (ratio of net income to average equity) (3)	6.03	11.53
Interest rate spread (3)	2.29	2.21
Net interest margin (3)	3.10	2.72
Efficiency ratio (4)	42.79	43.48
Non-interest expense to average total assets	1.65	1.90
Average interest-earning assets to average interest-bearing liabilities	141.09	121.46
Average equity to average total assets	25.60	12.84
Asset Quality Ratios:
Non-performing loans to total assets	0.74	0.69
Non-performing loans to total loans	2.53	2.07
Allowance for loan losses to non-performing loans	55.10	61.57
Allowance for loan losses to total loans	1.40	1.28

(1)	Non-performing loans consist of non-accruing loans and loans 90 or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Net income per common share (calculated based on 43,111,876 shares outstanding for the quarter ended March 31, 2008) is not applicable prior to the Company’s completion of its stock offering on November 7, 2007.

(3)	Annualized.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

		For the Three Months Ended March 31,
		2008			2007
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$ 433,166	$ 6,989	6.49%	$ 416,871	$ 6,913	6.73%
Mortgage-backed securities	760,018	8,425	4.46	700,608	7,199	4.17
Other securities	58,042	710	4.92	55,600	675	4.92
Federal Home Loan Bank of New York stock	10,524	131	5.01	6,922	140	8.20
Interest-earning deposits in financial institutions	114,137	1,060	3.74	49,445	575	4.72
Total interest-earning assets	1,375,887	17,315	5.06	1,229,446	15,502	5.11
Non-interest-earning assets	83,968			56,031
Total assets	$ 1,459,855			$ 1,285,477

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$ 373,569	904	0.97	$ 391,041	746	0.77
Certificates of deposit	392,260	3,881	3.98	496,123	5,319	4.35
Total interest-bearing deposits	765,829	4,785	2.51	887,164	6,065	2.77
Repurchase agreements	178,923	1,650	3.71	102,577	968	3.83
Other borrowings	30,399	289	3.82	22,496	211	3.80
Total interest-bearing liabilities	975,151	6,724	2.77	1,012,237	7,244	2.90
Non-interest bearing deposit accounts	94,364			97,246
Accrued expenses and other liabilities	16,563			10,928
Total liabilities	1,086,078			1,120,411
Stockholders' equity	373,777			165,066
Total liabilities and stockholders' equity	$ 1,459,855			$ 1,285,477

Net interest income		$ 10,591			$ 8,258
Net interest rate spread (2)			2.29%			2.21%
Net interest-earning assets (3)	$ 400,736			$ 217,209
Net interest margin (4)			3.10%			2.72%
Average interest-earning assets to
interest-bearing liabilities			141.09%			121.46%

(1)	Average yields and rates for the three months ended March 31, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

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